EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-200417) as amended on Form S-1 of Talon International, Inc. and Subsidiaries of our report dated March 27, 2017, relating to the consolidated financial statements and the financial statement schedule of Talon International, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and incorporated by reference in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to our firm under the caption “Experts" in such Prospectus.

/s/ SingerLewak LLP
SingerLewak LLP
Los Angeles, California
March 27, 2017